EXCHANGE TRADED CONCEPTS TRUST II
AUTHORIZED PARTICIPANT AGREEMENT

This Authorized Participant Agreement (the “Agreement”) is entered into by and between Foreside Fund Services, LLC (the “Distributor”) and ________________________ (the “Participant”) and is subject to acceptance by Citibank, N.A. (the “Custodian”) as Custodian and index receipt agent for Exchange Traded Concepts Trust II (the “Trust”).  The Distributor, the Participant and the third-party beneficiaries named in Section 19 hereof may also be referred to individually as a “Party” or collectively as the “Parties” hereto.

The Custodian serves as the Custodian and index receipt agent for the Trust and all of its designated series (each a “Fund” and collectively, the “Funds”).  The Distributor provides services as principal underwriter of the Funds acting on an agency basis in connection with the sale and distribution of the class of shares issued by the Funds known as “Fund Shares.”

The process by which an investor purchases and redeems Fund Shares from a Fund is described in detail in the Trust's current prospectuses and statement of additional information, as each may be supplemented or amended from time to time (the “Prospectuses”) that comprise part of the Trust’s registration statement, as amended, on Form N-1A (Securities Act of 1933 Registration No.333-180871; Investment Company Act of 1940 Registration No. 811-22700) and the Authorized Participant Procedures Handbook (“AP Handbook”) (hereinafter collectively, “Fund Documents”). The discussion of the purchase and redemption process in this Agreement is modified as necessary by reference to the more complete discussions in the Fund Documents. References to the Fund Documents are to the then current Prospectuses and AP Handbook as each may be supplemented or amended from time to time. Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Fund Documents. In the event of a conflict between this Agreement and the Fund Documents, the Fund Documents shall control.  In the event of a conflict between the Prospectuses and AP Handbook, the Prospectuses shall control. Each Party to this Agreement agrees to comply with the provisions of the Fund Documents to the extent applicable to it.

Fund Shares may be purchased or redeemed directly from the Fund only in aggregations of a specified number, known as a “Creation Unit.” The number of Fund Shares presently constituting a Creation Unit of each Fund is set forth in Annex I. Creation Units of Fund Shares may be purchased only by or through an entity that has entered into an Authorized Participant Agreement with the Distributor and is either a participant in The Depository Trust Company (“DTC”) or a broker-dealer or other participant in the Continuous Net Settlement System (the “CNSS”) of the National Securities Clearing Corporation (“NSCC”).

To purchase a Creation Unit, an authorized DTC participant or CNSS participant, whether acting for its own account or on behalf of another party, generally must deliver to the Fund a designated basket of equity securities (the “Deposit Securities”) and an amount of cash computed as described in the Fund Documents (the “Balancing Amount”), plus a purchase transaction fee as described in the Fund Documents (the “Transaction Fee”). The Deposit Securities and the Balancing Amount together constitute the “Fund Deposit.” The amount of such Transaction Fee shall be determined by the Trust or investment adviser to the Trust in its sole discretion and may be changed from time to time.

This Agreement is intended to set forth the procedures by which the Participant may purchase and/or redeem Creation Units of Fund Shares (i) through the CNSS clearing processes of NSCC as such processes have been enhanced to effect purchases and redemptions of Creation Units, such processes being referred to herein as the “Clearing Process,” or (ii) outside the Clearing Process through the DTC systems. The procedures for processing an order to purchase Fund Shares (a “Purchase Order”) and an order to redeem Fund Shares (a “Redemption Order”) are described in the Fund Documents. All Purchase and Redemption Orders must be made pursuant to the procedures set forth in the Fund Documents.  The Participant may not cancel a Purchase Order or a Redemption Order after it is placed.

The parties hereto, in consideration of the premises and of the mutual agreements contained herein, agree as follows:

1.	STATUS OF PARTICIPANT

(a)           The Participant hereby represents, covenants, and warrants that it is and will continue to be a participant in DTC (“DTC Participant”) so long as this Agreement is in full force and effect and that, with respect to Purchase Orders or Redemption Orders placed through the Clearing Process, it is and will continue to be a member of NSCC and a participant in the CNSS so long as this Agreement is in full force and effect. The Participant may place Purchase Orders or Redemption Orders either through the Clearing Process or outside the Clearing Process through the DTC, subject to the procedures for purchase and redemption referred to in paragraph 2 and the AP Handbook. If a Participant loses its status as a DTC Participant or NSCC member, or its eligibility to participate in the CNSS, the Participant shall promptly notify the Distributor in writing of the change in status or eligibility.  Upon such notice, the Distributor, in its sole discretion, may terminate this Agreement.

(b)           The Participant hereby represents and warrants that it is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, is qualified to act as a broker or dealer in the states or other jurisdictions where it transacts business, and is a member in good standing of the Financial Industry Regulatory Authority (the “FINRA”). The Participant agrees that it will maintain such registrations, qualifications, and membership in good standing and in full force and effect throughout the term of this Agreement. The Participant agrees to comply with all applicable federal laws, the laws of the states or other jurisdictions concerned, and the rules and regulations promulgated thereunder, and with the Constitution, By-Laws and Conduct Rules of the FINRA, and that it will not offer or sell Fund Shares of any Fund in any state or jurisdiction where such shares may not lawfully be offered and/or sold.

(c)           If the Participant is offering and selling Fund Shares of any Fund in jurisdictions outside the several states, territories and possessions of the United States and is not otherwise required to be registered or qualified as a broker or dealer, or to be a member of the FINRA, as set forth above, the Participant nevertheless agrees to observe the applicable laws of the jurisdiction in which such offer and/or sale is made, to comply with the full disclosure requirements of the Securities Act of 1933 as amended (the “1933 Act”) and the regulations promulgated thereunder, and to conduct its business in accordance with the spirit of the FINRA Conduct Rules.

2.	EXECUTION OF PURCHASE AND REDEMPTION ORDERS

(a)           All Purchase Orders and Redemption Orders shall be made in accordance with the terms of the Fund Documents and the procedures as described in the AP Handbook. Each Party hereto agrees to comply with the provisions of such documents to the extent applicable to it. It is contemplated that the phone lines used in connection with the purchase and redemption of Creation Units, which includes use by representatives of the Distributor, Custodian or the Trust and any affiliates thereof, will be recorded, and the Participant hereby consents to the recording of all calls in connection with the purchase and redemption of Creation Units. The Funds reserve the right to issue additional or other procedures relating to the manner of purchasing or redeeming Creation Units, and the Participant agrees to comply with such procedures as may be issued from time to time, including but not limited to the Fund Shares cash collateral settlement procedures that are referenced in the AP Handbook. The Participant acknowledges and agrees on behalf of itself and any party for which it is acting that a Purchase Order or Redemption Order shall be irrevocable, and that the Funds (or the Distributor on behalf of the Funds) reserve the right to reject any Purchase Order or Redemption Order in accordance with the terms of the Fund Documents. The Participant agrees that the Distributor and the Trust have and reserve the right, in their sole discretion without notice, to reject a Purchase Order or Redemption Order or suspend sales of Fund Shares, in accordance with the terms of the Fund Documents.

(b)           With respect to any Redemption Order, the Participant acknowledges and agrees on behalf of itself and any party for which it is acting to return to a Fund any dividend, distribution, or other corporate action paid to it or to the party for which it is acting in respect of any Deposit Security that is transferred to the Participant or any party for which it is acting that, based on the valuation of such Deposit Security at the time of transfer, should have been paid to the Fund. With respect to any Redemption Order, the Participant also acknowledges and agrees on behalf of itself and any party for which it is acting that a Fund is entitled to reduce the amount of money or other proceeds due to the Participant or any party for which it is acting by an amount equal to any dividend, distribution, or other corporate action to be paid to it or to the party for which it is acting in respect of any Deposit Security that is transferred to the Participant or any party for which it is acting that, based on the valuation of such Deposit Security at the time of transfer, should be paid to the Fund. With respect to any Purchase Order, each Fund acknowledges and agrees to return to the Participant or any party for which it is acting any dividend, distribution, or other corporate action paid to the Fund in respect of any Deposit Security that is transferred to the Fund that, based on the valuation of such Deposit Security at the time of transfer, should have been paid to the Participant or any party for which it is acting.

(c)           In the event that the basket of Deposit Securities to be delivered by the Participant in connection with any Purchase Order or the basket of Fund Shares to be delivered by the Participant in connection with any Redemption Order are missing some of the required securities on the Contractual Settlement Date (as defined below) for such Purchase Order or Redemption Order, the Distributor, the Trust and the Custodian agree not to treat such Purchase Order or Redemption Order as a failed trade or a failed settlement provided that the Participant, on or prior to the close of business on the first business day following the Contractual Settlement Date for such Purchase Order or Redemption Order, (i) delivers to the Custodian or the Distributor, as applicable, on behalf of the Trust (in accordance with the delivery instructions provided by the Custodian or the Distributor, as applicable), the Balancing Amount required in connection with such Purchase Order, such Deposit Securities as the Participant has available for delivery and cash collateral in an amount not less that 110% of the market value of the missing securities, or (ii) delivers to the Trust through the NSCC or otherwise (as instructed by the Custodian or the Distributor, as applicable, for the benefit of the Trust) the missing securities or cash in lieu of such securities.  Notwithstanding the foregoing, (i) nothing contained herein shall be deemed to require the Trust or the Distributor or the Custodian on behalf of the Trust to complete any such Purchase Order or Redemption Order unless and until the Participant fully complies with the requirements of this Section 2(c) and (ii) if the Distributor, the Trust or the Custodian determine to treat a Purchase Order or Redemption Order as a failed trade or failed settlement due to the Participant’s failure to fully comply with the requirements of this Section 2(c), then a Purchase Order or Redemption Order may be cancelled by the Trust and, unless such failure is due solely to an error (such as delivery of incorrect settlement instructions) by or the gross negligence or willful misconduct of the Custodian, the Trust or the Distributor, the Participant will be solely responsible for all customary expenses and costs incurred by the Trust and/or the Distributor related to the cancelled Order.

3.	AUTHORIZATION OF TRANSFER AGENT

With respect to Purchase Orders or Redemption Orders processed through the Clearing Process, the Participant hereby authorizes the Custodian to transmit to the NSCC on behalf of the Participant such instructions, including amounts of the Deposit Securities and Balancing Amounts as are necessary, consistent with the instructions issued by the Participant to the Distributor. The Participant agrees to be bound by the terms of such instructions issued by the Custodian and reported to NSCC as though such instructions were issued by the Participant directly to NSCC.

4.	MARKETING MATERIALS AND REPRESENTATIONS.

The Participant represents, warrants, and agrees that it will not make any representations concerning Fund Shares, the Trust or the Funds, other than those contained in the Funds’ then current Prospectuses or in any promotional materials or sales literature furnished to the Participant by the Distributor. The Participant agrees not to furnish or cause to be furnished to any person or display or publish any information or materials relating to Fund Shares (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs, or other similar materials), except such information and materials as may be furnished to the Participant by the Distributor and such other information and materials as may be approved in writing by the Distributor. The Participant understands that the Fund will not be advertised or marketed as an open-end investment company, i.e., as a mutual fund, and that any advertising materials will prominently disclose that the Fund Shares are not individually redeemable. In addition, the Participant understands that any advertising material that addresses redemption of Fund Shares will disclose that Fund Shares may be tendered for redemption to the issuing Fund only in Creation Units. Notwithstanding the foregoing, the Participant may without the written approval of the Distributor prepare and circulate in the regular course of its business research reports that include information, opinions, or recommendations relating to Fund Shares (i) for public dissemination, provided that such research reports compare the relative merits and benefits of Fund Shares with other products and are not used for purposes of marketing Fund Shares and (ii) for internal use by the Participant.

5.	TITLE TO SECURITIES; RESTRICTED SHARES

The Participant represents on behalf of itself and any party for which it acts that upon delivery of Deposit Securities to the Custodian, the Fund will acquire good and unencumbered title to such securities, free and clear of all liens, restrictions, charges, and encumbrances, and not subject to any adverse claims, including without limitation any restrictions upon the sale or transfer of such securities imposed by (i) any agreement or arrangement entered into by the Participant or any party for which it is acting in connection with a Purchase Order; or (ii) any provision of the 1933 Act, and any regulations thereunder (except that portfolio securities of issuers other than U.S. issuers shall not be required to have been registered under the 1933 Act if exempt from such registration), or of the applicable laws or regulations of any other applicable jurisdiction. In particular, the Participant represents on behalf of itself and any party for which it acts that no such securities are “restricted securities” as such term is used in Rule 144(a)(3)(i) under the 1933 Act.

6.	BALANCING AMOUNT

The Participant hereby agrees that, in connection with a Purchase Order, whether for itself or any party for which it acts, it will make available on or before the contractual settlement date (the “Contractual Settlement Date”), by means satisfactory to the Trust, and in accordance with the provisions of the Fund Documents, immediately available or same day funds estimated by the Trust to be sufficient to pay the Balancing Amount next determined after acceptance of the Purchase Order, together with the applicable purchase transaction fee.  Any excess funds will be returned following settlement of the Purchase Order.  The Participant should ascertain the applicable deadline for cash transfers by contacting the operations department of the broker or depositary institution effectuating the transfer of the Balancing Amount. The Participant hereby agrees to ensure that the Balancing Amount will be received by the issuing Fund in accordance with the terms of the Fund Documents, but in any event on or before the Contractual Settlement Date, and in the event payment of such Balancing Amount has not been made in accordance with the provisions of the Fund Documents or by such Contractual Settlement Date, the Participant agrees on behalf of itself or any party for which it acts in connection with a Purchase Order to pay the amount of the Balancing Amount, plus interest, computed at such reasonable rate as may be specified by the Fund from time to time. The Participant shall be liable to the Custodian, any sub-custodian or the Trust for any amounts advanced by the Custodian or any sub-custodian in its sole discretion to the Participant for payment of the amounts due and owing for the Balancing Amount. Computation of the Balancing Amount shall exclude any taxes, duties or other fees and expenses payable upon the transfer of beneficial ownership of the Deposit Securities, which shall be the sole responsibility of the Participant and not the Trust.

7.	ROLE OF PARTICIPANT

(a)           The Participant acknowledges and agrees that, for all purposes of this Agreement, the Participant will be deemed to be an independent contractor, and will have no authority to act as agent for the Funds or the Distributor in any matter or in any respect. The Participant agrees to make itself and its employees available, upon request, during normal business hours to consult with the Funds or the Distributor or their designees concerning the performance of the Participant’s responsibilities under this Agreement.

(b)           The Participant agrees as a DTC Participant and in connection with any purchase or redemption transactions in which it acts on behalf of a third party, that it shall extend to such party all of the rights, and shall be bound by all of the obligations, of a DTC Participant in addition to any obligations that it undertakes hereunder or in accordance with the Fund Documents.

(c)           The Participant agrees to maintain all books and records of all sales of Fund Shares made by or through it pursuant to its obligations under the federal securities laws and to furnish copies of such records to the Fund or the Distributor upon the request of the Fund or the Distributor.

(d)           The Participant represents that from time to time it may be a Beneficial Owner (as that term is defined Rule 16a-1(a)(2) of the Securities Exchange Act of 1934) of Fund Shares. To the extent that it is a Beneficial Owner of Fund Shares, the Participant agrees to irrevocably appoint Distributor as its attorney and proxy with full authorization and power to vote (or abstain from voting) its beneficially owned shares. The Distributor intends to vote (or abstain from voting) the Participant’s beneficially owned shares in the same proportion as the votes (or abstentions) of all other shareholders of the Fund on any matter submitted to the vote of shareholders of the Fund or Trust. The Distributor, as attorney and proxy for Participant under this Paragraph, (i) is hereby given full power of substitution and revocation; (ii) may act through such agents, nominees, or attorneys as it may appoint from time to time; and (iii) may provide voting instructions to such agents, nominees, or substitute attorneys. Distributor may terminate this irrevocable proxy within sixty (60) days written notice to the Participant.

(e)           The Participant understands that the NYSE Arca, Inc. (the “NYSE Arca”) requires that members, including Equity Permit Holders and Market Makers, provide to all purchasers of Fund Shares a written description of the terms and characteristics of such securities, in a form prepared by the open-end management investment company issuing such securities, not later than the time a confirmation of the first transaction in such series is delivered to such purchaser. In addition, members shall include a written description with any sales material relating to Fund Shares that is provided to customers or the public. Any other written materials provided by a member to customers or the public making specific reference to a Fund of the Trust as an investment vehicle must include a statement in substantially the following form: “A circular describing the terms and characteristics of Fund Shares has been prepared by the Trust and is available from your broker or the NYSE Arca.  It is recommended that you obtain and review such circular before purchasing Fund Shares. In addition, upon request you may obtain from your broker a prospectus for Fund Shares.” Such other written materials provided by a member to customers or the public shall include all other necessary and appropriate disclosures. A Participant who is a NYSE Arca member carrying an omnibus account for a non-member broker-dealer is required, if appropriate, to inform such non-member that the execution of an order to purchase Fund Shares for such omnibus account will be deemed to constitute agreement by the non-member to make such written description available to its customers on the same terms as are directly applicable to members under this Rule.

(f)           The Participant further represents that its anti-money laundering program (“AML Program”) is maintained consistent with all applicable federal laws, rules and regulations, including the USA Patriot Act and rules promulgated by the SEC, and that its AML Program, at a minimum, (i) designates a compliance officer to administer and oversee the AML Program, (ii) provides ongoing employee training, (iii) includes an independent audit function to test the effectiveness of the AML Program, (iv) establishes internal policies, procedures, and controls that are tailored to its particular business, (v) includes a customer identification program consistent with the rules under section 326 of the USA Patriot Act, (vi) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, (vii) provides for screening all new and existing customers against reports and suspicious activity reports, (viii) provides for screening all new and existing customers against the Office of Foreign Asset Control list and any other government list that is or becomes required under the USA Patriot Act, and (ix) allows for appropriate regulators to examine its anti-money laundering books and records. The Distributor shall verify the identity of each Authorized Participant and maintain identification verification and transactional records in accordance with the requirements of applicable laws and regulations aimed at the prevention and detection of money laundering and/or terrorism activities.

8.	AUTHORIZED PERSONS OF THE PARTICIPANT

(a)           Concurrently with the execution of this Agreement and the acceptance thereof by the Custodian, and from time to time thereafter as may be requested by the Funds, the Participant shall deliver to the Funds, with copies to the Transfer Agent, a certificate in a form approved by the Funds (see Annex II hereto), duly certified as appropriate by the Participant’s Secretary or other duly authorized official, setting forth the names and signatures of all persons authorized to give instructions relating to any activity contemplated hereby or any other notice, request, or instruction on behalf of the Participant (each an “Authorized Person”). Such certificate may be accepted and relied upon by the Distributor and the Funds as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until delivery to the Funds of a superseding certificate. Upon the termination or revocation of authority of such Authorized Person by the Participant, the Participant shall give immediate written notice of such fact to the Funds with copy to the Custodian and such notice shall be effective upon receipt by the Funds.

(b)           The Distributor shall issue to each Authorized Person a unique personal identification number (“PIN Number”) by which such Authorized Person shall be identified and instructions issued by the Authorized Person on behalf of the Participant hereunder shall be authenticated. The PIN Number shall be kept confidential and provided to Authorized Persons only. If an Authorized Person’s PIN Number is changed, the new PIN Number will become effective on a date mutually agreed upon by the Participant and the Distributor. If for some reason, an Authorized Person’s PIN number is compromised, the Participant shall contact the Distributor immediately in order for a new one to be issued.

(c)           The Distributor shall assume that all instructions issued to it using an Authorized Person’s PIN Number have been properly placed, unless the Distributor has actual knowledge to the contrary or the Participant has revoked such Authorized Person’s PIN Number. The Distributor shall not verify that an Order is being placed by or on behalf of the Participant. The Participant agrees that the Distributor, the Custodian and the Trust shall not be liable, absent fraud or willful misconduct, for losses incurred by the Participant as a result of unauthorized use of an Authorized Person’s PIN Number, unless the Participant previously submitted written notice to revoke such Authorized Person’s PIN Number.

9.	REDEMPTIONS

(a)           The Participant understands and agrees that Redemption Orders may be submitted only on days that the Trust is open for business, as required by Section 22(e) of the Investment Company Act of 1940.

(b)           The Participant represents, covenants and warrants that it will not attempt to place a Redemption Order for the purpose of redeeming any Creation Units unless it first ascertains that it or its customer, as the case may be, owns outright or has full legal authority and legal and beneficial right to tender for redemption the requisite number of Fund Shares, and that such Fund Shares have not been loaned or pledged to another party and are not the subject of a repurchase agreement, securities lending agreement, or any other agreement that would preclude the delivery of such Fund Shares to the Fund.

(c)           The Participant understands that Fund Shares of any Fund may be redeemed only when one or more Creation Units are held in the account of a single Participant.

(d)           Notwithstanding anything to the contrary in this Agreement or the Prospectuses, the Participant understands and agrees that residents of certain countries are entitled to receive only cash upon redemption of a Creation Unit. Accordingly, the Participant is required to confirm that any request it submits for an in-kind redemption has not been submitted on behalf of a Beneficial Owner who is a resident of a country requiring that all redemptions be made in cash.

10.	COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 351

(a)           The Participant represents, covenants and warrants that, based upon the number of outstanding Fund Shares of any particular Fund, it does not, and will not in the future, hold for the account of any single Beneficial Owner, or group of related Beneficial Owners, 80 percent or more of the currently outstanding Fund Shares of such Fund, so as to cause the Fund to have a basis in the portfolio securities deposited with the Fund different from the market value of such portfolio securities on the date of such deposit, pursuant to section 351 of the Internal Revenue Code of 1986, as amended.

(b)           The Participant agrees that the confirmation relating to any order for one or more Creation Units shall state as follows: “Purchaser represents and warrants that, after giving effect to the purchase of Fund Shares to which this confirmation relates, it will not hold 80% or more of the outstanding Fund Shares of the issuing Fund and will not treat such purchase as eligible for tax-free treatment under Section 351 of the Internal Revenue Code of 1986, as amended. If purchaser is a dealer, it agrees to deliver similar written confirmations to any person purchasing from it any of the Fund Shares to which this confirmation relates.”

(c)           A Fund and its Custodian and Distributor shall have the right to require, as a condition to the acceptance of a deposit of Deposit Securities, information from the Participant regarding ownership of the Fund Shares by such Participant and its customers, and to rely thereon to the extent necessary to make a determination regarding ownership of 80 percent or more of the Fund’s currently outstanding Fund Shares by a Beneficial Owner.

11.	OBLIGATIONS OF PARTICIPANT

(a)           The Participant agrees to maintain records of all sales of Fund Shares made by or through it and to furnish copies of such records to the Trust or the Distributor upon their reasonable request.

(b) The Participant affirms that it has procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable law, rule and regulation.

(c)           The Participant represents, covenants and warrants that, during the term of this Agreement, it will not be an affiliated person of a Fund, a promoter or a principal underwriter of a Fund or an affiliated person of such persons, except under 2(a)(3)(A) or 2(a)(3)(C) of the Investment Company Act of 1940, as amended (the “1940 Act”) due to ownership of Fund Shares.

(d)           The Participant agrees that it will meet Distributor’s written creditworthiness standards at all times at which it performs activities pursuant to this Agreement and will inform the Distributor immediately should Participant not meet such standards. Participant agrees that it will be subject to various tests performed by Distributor to determine if the Participant is in compliance with the Distributor’s written creditworthiness standards and agrees to comply with all requests for information in order to permit the Distributor to perform such tests.

12.	INDEMNIFICATION

Section 12 shall survive the termination of this Agreement.

(a)           The Participant hereby agrees to indemnify and hold harmless the Distributor, the Funds, the Custodian, their respective subsidiaries, affiliates, directors, officers, employees, and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each an “Indemnified Party”), from and against any loss, liability, cost, or expense (including attorneys’ fees) incurred by such Indemnified Party as a result of (i) any breach by the Participant of any provision of this Agreement; (ii) any failure on the part of the Participant to perform any of its obligations set forth in this Agreement; (iii) any failure by the Participant to comply with applicable laws, including rules and regulations of self-regulatory organizations; (iv) actions of such Indemnified Party in reliance upon any instructions issued in accordance with the Fund Documents or Annex II (as each may be amended from time to time) reasonably believed by the Distributor and/or the Custodian to be genuine and to have been given by the Participant; or (v) the Participant’s failure to complete a Purchase Order or Redemption Order that has been accepted. The Participant understands and agrees that the Funds as third party beneficiaries to this Agreement are entitled to proceed directly against the Participant in the event that the Participant fails to honor any of its obligations under this Agreement that benefit the Fund. The Distributor shall not be liable to the Participant for any damages arising out of mistakes or errors in data provided to the Distributor, or out of interruptions or delays of communications with the Indemnified Parties who are service providers to the Fund, nor is the Distributor liable for any action, representation, or solicitation made by the wholesalers of the Fund.

(b)           The Distributor hereby agrees to indemnify and hold harmless the Participant and the Custodian, their respective subsidiaries, affiliates, directors, officers, employees, and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each an “Indemnified Party”), from and against any loss, liability, cost, or expense (including attorneys’ fees) incurred by such Indemnified Party as a result of (i) any breach by the Distributor of any provision of this Agreement; (ii) any failure on the part of the Distributor to perform any of its obligations set forth in this Agreement; (iii) any failure by the Distributor to comply with applicable laws, including rules and regulations of self-regulatory organizations; or (iv) actions of such Indemnified Party in reliance upon any representations made in accordance with the Fund Documents and Annex II (as each may be amended from time to time) reasonably believed by the Participant to be genuine and to have been given by the Distributor. The Participant shall not be liable to the Distributor for any damages arising out of mistakes or errors in data provided to the Participant, or out of interruptions or delays of communications with the Indemnified Parties who are service providers to the Fund, nor is the Participant liable for any action, representation, or solicitation made by the wholesalers of the Fund.

(c)           The Funds, the Distributor, the Custodian, or any person who controls such persons within the meaning of Section 15 of the 1933 Act, shall not be liable to the Participant for any damages arising from any differences in performance between the Deposit Securities in a Fund Deposit and the Fund’s benchmark index.

13.	INFORMATION ABOUT DEPOSIT SECURITIES

The Trust’s investment adviser, Exchange Traded Concepts, LLC (the “Advisor”) or the applicable Fund’s sub-adviser will make available on each day that the Trust is open for business, through the facilities of the NSCC, the names and amounts of Deposit Securities to be included in the current Fund Deposit for each Fund.

14.	RECEIPT OF PROSPECTUS BY PARTICIPANT

The Participant acknowledges receipt of the Prospectus and represents that it has reviewed that document (including the Statement of Additional Information incorporated therein) and understands the terms thereof.

15.	CONSENT TO ELECTRONIC DELIVERY OF PROSPECTUS

The Distributor may deliver electronically a single prospectus, annual or semi-annual report or other shareholder information (each, a “Shareholder Document”) to persons who have effectively consented to such electronic delivery. The Distributor will deliver Shareholder Documents electronically by sending consenting persons an e-mail message informing them that the applicable Shareholder Document has been posted and is available on the Adviser’s website, www.exchangetradedconcepts.com, and providing a hypertext link to the document. The electronic versions of the Shareholder Documents will be in PDF format and can be downloaded and printed using Adobe Acrobat.

By signing this Agreement, the Participant hereby consents to the foregoing electronic delivery of all Shareholder Documents to the e-mail address set forth on the signature page attached to this Agreement. The Participant further understands and agrees that unless such consent is revoked, the Participant can obtain access to the Shareholder Documents from the Distributor only electronically. The Participant can revoke the consent to electronic delivery of Shareholder Documents at anytime by providing written notice to the Distributor. The Participant agrees to maintain the e-mail address set forth on the signature page to this Agreement and further agrees to promptly notify the Distributor if its e-mail address changes. The Participant understands that it must have continuous Internet access to access all Shareholder Documents.

16.	CONSENT TO RECORDING OF CONVERSATIONS

By signing this Agreement, the Participant acknowledges that certain telephone conversations between the Distributor and the Participant in connection with the placing of orders may be recorded, and the Participant hereby grants its consent to such recordings.

17.	NOTICES

Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal delivery; by Federal Express or other similar delivery service; by registered or certified United States first class mail, return receipt requested; or by telex, telegram, facsimile, or similar means of same day delivery (with a confirming copy by mail). Unless otherwise notified in writing, all notices to the Fund shall be at the address or telephone, facsimile, or telex numbers indicated below the signature of the Distributor. All notices to the Participant, the Distributor, and the Custodian shall be directed to the address or telephone, facsimile or telex numbers indicated below the signature line of such party.

18.	EFFECTIVENESS, TERMINATION, AND AMENDMENT OF AGREEMENT

(a)           This Agreement shall become effective five Business Days after execution and delivery to the Distributor upon notice by the Distributor to the Authorized Participant. A “Business Day” shall mean each day the Listing Exchange is open for business.

(b)           This Agreement may be terminated at any time by any Party upon sixty days’ prior written notice to the other parties, and may be terminated earlier by the Fund or the Distributor at any time in the event of a breach by the Participant of any provision of this Agreement or the procedures described or incorporated herein. This Agreement will be binding on each party’s successors and assigns, but the parties agree that no Party can assign its rights and obligations under this Agreement without the prior written consent of the other Parties.

(c)           This Agreement may be amended by the Distributor from time to time without the consent of the Participant or Transfer Agent by the following procedure. The Distributor will deliver a copy of the amendment to the Participant and the Transfer Agent in accordance with paragraph 17 above. If neither the Participant nor the Transfer Agent objects in writing to the amendment within five days after its receipt, the amendment will become part of this Agreement in accordance with its terms.

19.	TRUST AS THIRD PARTY BENEFICIARY

The Participant and the Distributor understand and agree that the Trust as a third party beneficiary to this Agreement is entitled and intends to proceed directly against the Participant in the event that the Participant fails to honor any of its obligations pursuant to this Agreement that benefit the Trust.

20.	INCORPORATION BY REFERENCE

The Participant acknowledges receipt of the Prospectuses and AP Handbook, represents that it has reviewed such documents and understands the terms thereof, and further acknowledges that the procedures contained therein pertaining to the creation and redemption of Creation Units are incorporated herein by reference.

21.	GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware.

22.	COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year written below.

DATED:

Foreside Fund Services, LLC

By:
Name:	Mark Fairbanks
Title:	President
Address:	Three Canal Plaza, Suite 100 Portland, Maine 04101
Telephone:	207-553-7110
Facsimile:	207-553-7151

Participant

DTC/ NSCC Clearing Participant Code:

By:
Name:
Title:
Address:
Telephone:
Facsimile:
E-mail:

ACCEPTED BY:

Citibank, N.A., as Custodian

By:
Name:
Title:
Address:

Telephone:
Facsimile:

ANNEX I

CREATION UNIT SIZE FOR FUND SHARES

Shares per Creation Unit

Horizons S&P 500® Covered Call ETF	50,000
Horizons S&P Financial Select Sector Covered Call ETF	50,000
Horizons S&P Energy Select Sector Covered Call ETF	50,000

ANNEX II

FORM OF CERTIFIED AUTHORIZED PERSONS OF PARTICIPANT

The following are the names, titles and signatures of all persons (each an “Authorized Person”) authorized to give instructions relating to any activity contemplated by this Exchange Traded Concepts Trust II Authorized Participant Agreement, or any other notices, request or instruction on behalf of Participant pursuant to this Authorized Participant Agreement.

For each Authorized Person:

Name:
Title:
Signature:
E-Mail Address:
Telephone:
Facsimile:

Name:
Title:
Signature:
E-Mail Address:
Telephone:
Facsimile:

The undersigned [name], [title], [company] does hereby certify that the persons listed above have been duly elected to the offices set forth beneath their names, that they presently hold such offices, that they have been duly authorized to act as Authorized Persons pursuant to the Authorized Participant Agreement by and among Foreside Fund Services, LLC and _______________ dated ____________________and that their signatures set forth above are their own true and genuine signatures.

By:

Date:
Name:
Title: Secretary or Other Duly Authorized Officer

16